Exhibit 10.9

HUBSPOT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of HubSpot, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $25,000 for general availability and participation in meetings and conference calls of the Board of Directors, to be paid quarterly.

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000
Audit Committee member:	$5,000
Compensation Committee Chairperson:	$10,000
Compensation Committee member:	$4,000
Nominating and Corporate Governance Committee Chairperson:	$5,000
Nominating and Corporate Governance Committee member:	$3,000

Note: Chairperson retainers are in addition to member retainers. No equity retainers shall be paid as compensation for committee membership.

Equity Retainers

Upon initial election to the Board: An initial, one-time equity grant (the “Initial Grant”) of $135,000 of equity awards in the form of stock options and/or restricted stock units, as determined by the Compensation Committee of the Board, to each new non-employee director, that vest upon the first anniversary of such director’s start date, provided, however, that all vesting ceases if the board member resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The fair market value of the Initial Grant shall be based on the market price on the date of grant. This initial equity grant applies only to non-employee directors who are first elected to the Board effective as of or subsequent to the Company’s initial public offering.

Annual equity grants: Each continuing non-employee member of the Board who has served as a director for the previous six months will receive an annual equity grant (the “Annual Grant”) of $135,000 of equity awards in the form of stock options and/or restricted stock units, as determined by the Compensation Committee of the Board, that vest upon the first anniversary of such grant date, provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The fair market value of the Annual Grant shall be based on the market price on the date of grant.

Acceleration of Equity Awards: All unvested equity awards held by non-employee directors will accelerate and immediately vest if the non-employee director is terminated within three months prior to or twelve months following a Sale Event (as defined in the Company’s 2014 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

ADOPTED: August 20, 2014, subject to the closing of the Company’s initial public offering.